                                                                    EXHIBIT 99.1


FOR RELEASE: Immediately


Contact:
Richard K. Arter       Investor Relations                           941-362-1200
Richard J. Dobbyn      Chief Financial Officer                      941-362-1200


            SUN HYDRAULICS CORPORATION MEETS FIRST QUARTER FORECAST


                                DEMAND REBOUNDS


     SARASOTA, FLA, MAY 8, 2002 - Sun Hydraulics Corporation (NASDAQ: SNHY) today announced that net sales for the quarter ended March 30, 2002, were $15.6 million, an increase of $2.2 million, or 17.0%, from the previous quarter, and a decrease of $3.4 million, or 17.7%, compared to net sales for the quarter ended March 31, 2001. Net income for the quarter ended March 30, 2002 was $0.1 million, or 1.0% of net sales, compared to $1.0 million, or 5.5% of net sales for the same quarter last year. Both basic and diluted earnings per share for the quarter ended March 30, 2002, were $0.02, compared to $0.16 for the quarter ended March 31, 2001.


CUSTOMER DEMAND STRENGTHENS


     Orders for the first quarter of 2002 were $16.7 million, an increase of 32% over the fourth quarter of 2001. The rate of increase was approximately the same for domestic and international orders. "Although the weekly order rate was relatively static throughout the quarter, the April order rate was up 13% from first quarter and we believe the trend will remain favorable," said Sun Hydraulics President, Allen Carlson.


     "Two key indicators showed favorable trends in the first quarter. The inventory of Sun product held by U.S. distributors continued to decrease at the end of March. We expect distributors will begin building inventory as the capital goods industries increase their production. Also, historically, Sun Hydraulics' order trends have tracked closely to the rise and fall of the United States manufacturing capacity utilization index. After two years of steady decline, this index leveled off in January and February and then turned up in March," concluded Carlson.


OUTLOOK


     The Company projects that net sales for the second quarter will increase to approximately $17.0 million, a 9% increase over the first quarter. This should result in net income per share of approximately $0.07. "Sun has taken advantage of the protracted downturn by implementing new production processes, improving product designs and enhancing our marketing tools," said Carlson. "As industry conditions continue to improve, Sun's margins as a percent of sales will exceed those experienced before the downturn."


OTHER HIGHLIGHTS


     Sun's new website was unveiled in April at the Company's display during a major industry exhibition in North America. "Customer awareness about the broad offering of Sun products has been expanded greatly by the launch of our new website. The myriad of applications and capabilities of the Sun product line is now available 24/7, throughout the world, on an up-to-date basis, and includes products not previously catalogued," stated Carlson. "This easy access to technical information by Sun customers will fuel our growth and is key to Sun's continued success in the marketplace."

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     "The expansion of our UK manufacturing facility is scheduled to be complete this summer. It will double the production space and prepare us to meet the continuing growth in Europe," Carlson concluded.


     Sun Hydraulics Corporation will broadcast its first quarter conference call with analysts live over the Internet at 2:30 P.M. E.S.T. today, May 8, 2002. To listen, go to http://investor.sunhydraulics.com/medialist.cfm.


     Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.


FORWARD-LOOKING INFORMATION


     Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management's Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company's strategies regarding growth, including its intention to develop new products; (ii) the Company's financing plans; (iii) trends affecting the Company's financial condition or results of operations; (iv) the Company's ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company's ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.


     Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company's revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company's products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company's international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-Q for the quarter ended March 30, 2002, and under the heading "Business" and particularly under the subheading, "Business Risk Factors" in the Company's Form 10-K for the year ended December 29, 2001. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.


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Sun Hydraulics Corporation
Consolidated Balance Sheets
(in thousands)

                                                                March 30, 2002   December 29, 2001
                                                                 (unaudited)

Assets
Current assets:
      Cash and cash equivalents                                    $ 2,370            $ 3,611
      Accounts receivable, net of allowance for
        doubtful accounts of $168 and $195                           6,940              4,755
      Inventories                                                    7,337              7,238
      Taxes receivable                                                  --                668
      Other current assets                                             763                985
                                                                   -------            -------
      Total current assets                                          17,410             17,257

 Property, plant and equipment, net                                 43,636             43,555
 Other assets                                                          985                938
                                                                   -------            -------

      Total assets                                                 $62,031            $61,750
                                                                   =======            =======

Liabilities and Shareholders' Equity
Current liabilities:
      Accounts payable                                             $ 1,842            $ 1,323
      Accrued expenses and other liabilities                         1,583              1,494
      Long-term debt due within one year                             1,361              1,405
      Dividends payable                                                257                257
      Taxes payable                                                      6                 --
                                                                   -------            -------
      Total current liabilities                                      5,049              4,479

 Long-term debt due after one year                                   8,875              9,258
 Deferred income taxes                                               3,844              3,848
 Other noncurrent liabilities                                          415                427
                                                                   -------            -------
      Total liabilities                                             18,183             18,012

 Shareholders' equity:
      Preferred stock, 2,000,000 shares authorized,
         par value $0.001, no shares outstanding                        --                 --
      Common stock, 20,000,000 shares authorized,
         par value $0.001, 6,426,387 shares outstanding                  6                  6
      Capital in excess of par value                                24,644             24,502
      Retained earnings                                             18,872             19,001
      Accumulated other comprehensive income                           326                229
                                                                   -------            -------
      Total shareholders' equity                                    43,848             43,738

      Total liabilities and shareholders' equity                   $62,031            $61,750
                                                                   =======            =======


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Sun Hydraulics Corporation
Consolidated Statements of Operations
(in thousands, except per share data)

                                                          Three months ended
                                                    March 30, 2002    March 31, 2001
                                                     (unaudited)        (unaudited)

Net sales                                              $15,613            $18,979

Cost of sales                                           11,921             13,663
                                                       -------            -------

Gross profit                                             3,692              5,316

Selling, engineering and
 administrative expenses                                 3,309              3,457
                                                       -------            -------

Operating income                                           383              1,859

Interest expense                                           166                270
Miscellaneous expense                                       17                  3
                                                       -------            -------

Income before income taxes                                 200              1,586

Income tax provision                                        72                552
                                                       -------            -------

Net income                                             $   128            $ 1,034
                                                       =======            =======

Basic net income per common share                      $  0.02            $  0.16

Weighted average basic shares outstanding                6,425              6,385

Diluted net income per common share                    $  0.02            $  0.16

Weighted average diluted shares outstanding              6,578              6,585


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